Exhibit 1

JOINT FILING AGREEMENT

We, the signatories of the Statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Dated: February 14, 2019.

[Signature Page to Follow]

ONE MADISON GROUP, LLC

By:	/s/ Omar Asali
Name: Omar Asali
Title: Managing Member

OMAR ASALI

By:	/s/ Omar Asali
Name: Omar Asali